Exhibit 99.1

Curis Reports Third Quarter 2010 Financial Results

-- Conference call to be held today at 9:00 am EDT --

CAMBRIDGE, Mass.--(BUSINESS WIRE)--October 28, 2010--Curis, Inc. (NASDAQ:CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today reported its financial results for the third quarter ended September 30, 2010.

“We had a productive and encouraging third quarter, highlighted by our initiation of the Phase Ib expansion trial of CUDC-101, our first-in-class HDAC, EGFR and Her2 inhibitor in patients with specific types of cancer, including head and neck, breast, gastric, liver and non-small cell lung cancers,” said Dan Passeri, Curis President and Chief Executive Officer. “To date, we have engaged five clinical centers and treated 14 patients in this 50 patient-study, and we are hopeful that we can continue to enroll this trial at a solid pace through enrollment completion and that the results will provide meaningful data to guide the continued development of CUDC-101. In addition to this Phase Ib study, we expect to initiate a Phase I study of CUDC-101 in combination with cisplatin and radiation in head and neck cancer patients later this year or early in 2011 and, assuming that an acceptable safety profile is achieved in this study, advance to a Phase II trial in 2011.”

“Our other compounds also continue to advance. We are pleased with Genentech’s recent initiation of a Phase II clinical trial in operable basal cell carcinoma (BCC), demonstrating Genentech’s ongoing commitment to exploring the treatment of various forms of BCC with GDC-0449. Additionally, our partner Debiopharm has advanced Hsp90 inhibitor Debio 0932 in its ongoing Phase I clinical trial; we received $3 million upon Debiopharm’s treatment of the fifth patient in this study during this quarter.”

For the third quarter of 2010, Curis reported a net loss of $1.5 million, or ($0.02) per share on both a basic and fully diluted share outstanding basis, as compared to a net loss of $4.1 million or ($0.06) per share on both a basic and fully diluted share outstanding basis for the same period in 2009.

Revenues for the third quarter of 2010 were $3.2 million as compared to $800,000 for the same period in 2009. Curis received a $3.0 million contingent payment from Debiopharm during the third quarter of 2010 upon Debiopharm’s treatment of the fifth patient in its ongoing Phase I clinical trial of Debio 0932.

Operating expenses for the third quarter of 2010 were $5.0 million as compared to $4.9 million for the same period in 2009.

  Research and development spending was $3.0 million for the third quarter of 2010 as compared to $2.3 million for the same period in 2009. The increase is primarily attributable to increased spending on CUDC-101 as the Company continues to enroll patients in the Phase Ib expansion trial. This increase is primarily related to outside costs consisting of clinical research organizations, patient costs, and formulation and manufacturing costs of clinical material. In addition, spending on other targeted cancer programs increased from the prior year period primarily due to increased employee-related costs, including salaries, lab supplies and facility costs, as employees from the Debio 0932 program were reallocated to continue the Company’s ongoing efforts to select additional pre-clinical candidates for future clinical development.
  General and administrative spending was $2.0 million for the third quarter of 2010 as compared to $2.6 million for the same period in 2009. The decrease is primarily due to non-recurring consulting fees and legal costs. Legal costs incurred during the third quarter of 2009 related to an arbitration proceeding that was settled during the first quarter of 2010.

Other income of $250,000 for the third quarter of 2010 primarily represents the change in the fair value of a warrant liability established in connection with Curis’ January 2010 registered direct offering.

As of September 30, 2010, Curis’ cash, cash equivalents and marketable securities totaled $43.7 million, and there were 75.6 million shares of common stock outstanding.

Recent Developments

CUDC-101 (HDAC/EGFR/Her2 Inhibitor)

-- Initiated Phase Ib expansion clinical trial

In August 2010, Curis initiated a Phase I open-label expansion trial at five clinical sites within the U.S. of CUDC-101 in approximately 40 patients with advanced, refractory head and neck, gastric, breast and liver cancers. In October, the protocol was amended to include up to 10 additional patients with non-small cell lung cancer, so that a total of 50 patients will be studied in this trial. The primary objectives of the Phase Ib expansion trial are to obtain additional information on the safety and tolerability of CUDC-101 in this patient population. Secondary objectives are to assess the pharmacokinetics, to evaluate pharmacodynamic biomarkers and to assess the efficacy and ability of CUDC-101 to effectively inhibit histone deacetylase, or HDAC, epidermal growth factor receptor, or EGFR, and human epidermal growth factor receptor 2, or Her2, in this patient population.

GDC-0449 (Hedgehog Pathway Inhibitor in Collaboration with Genentech)

-- Announced initiation of Genentech’s Phase II clinical trial in operable basal cell carcinoma

In October 2010, Curis announced that its collaborator Genentech, a member of the Roche Group, initiated a Phase II clinical trial of GDC-0449, an orally-administered small molecule Hedgehog Pathway Inhibitor, as a single-agent therapy for patients with operable nodular BCC. This Phase II clinical trial is in addition to the pivotal Phase II clinical trial currently being conducted by Genentech in patients with inoperable locally advanced or metastatic BCC.

-- Announced Roche and Genentech's Phase II clinical trial results in advanced ovarian cancer

In October 2010, Curis also announced that Genentech completed further analyses of results from its recently-completed Phase II clinical trial of GDC-0449 in advanced ovarian cancer. The median time to disease progression in the Phase II study was 7.5 months for patients who received GDC-0449 compared to 5.8 months for patients who received placebo (HR=0.791, p=0.3944). Genentech has concluded that these results did not demonstrate sufficient clinically meaningful improvement in progression-free survival to warrant additional clinical testing of GDC-0449 in ovarian cancer at this time. No obvious new safety signals were observed, and ongoing trials in other tumor types have not been impacted by this decision. Further research is needed to determine whether there is a role for GDC-0449 in the treatment of appropriately selected patients with ovarian cancer.

Debio 0932 (Hsp90 Inhibitor in Collaboration with Debiopharm S.A.)

-- Achieved Phase I milestone under Hsp90 collaboration with Debiopharm

In July 2010, Debiopharm treated the fifth patient in its ongoing Phase I clinical trial for small molecule heat shock protein 90 (Hsp90) inhibitor Debio 0932. Under the terms of the August 2009 license agreement between Curis and Debiopharm, Curis received a $3 million payment from Debiopharm in August 2010 for the achievement of this development objective.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, October 28, 2010, at 9:00 am EDT, to discuss Curis’ financial results for the quarter, and corporate developments, plans and strategies.

To access the live conference call, please dial (866) 202-4367 from the United States or Canada or (617) 213-8845 from other locations, shortly before 9:00 am EDT. The conference ID number is 86361800. The conference call also can be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 12:00 pm EDT, Thursday, November 4, 2010. To access the replay, please dial (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference conference ID number 32459588.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including in the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis' website at www.curis.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company's expectations regarding the further development and clinical and therapeutic utility of GDC-0449, Debio 0932 and CUDC-101. Forward-looking statements used in this press release may contain the words "believes", "expects", "anticipates", "plans", "seeks", "estimates", "assumes", "will", "may" or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause the actual results to be materially different from those indicated by such forward-looking statements including, among other things:

  Genentech and Roche may experience adverse results, delays and/or failures in their development program under collaboration with Curis. For example, Genentech and Roche may not be able to replicate in later trials any favorable safety and efficacy data from earlier trials of GDC-0449, or may otherwise fail to meet applicable regulatory standards for approval of GDC-0449. Curis' collaborator Debiopharm may experience adverse results, delays and/or failures in its development program under collaboration with Curis. For example, Debiopharm may not be able to successfully advance Debio 0932 through its ongoing Phase I clinical trial as planned.
  Curis may experience adverse results, delays and/or failures in its internal drug development programs, including with respect to its ongoing Phase Ib expansion trial and future planned clinical studies of CUDC-101, as well as with respect to its ongoing preclinical studies of its other targeted cancer programs.
  Curis may experience difficulties or delays in obtaining or maintaining required regulatory approvals for products under development both internally and through its collaborations.
  Curis may not be able to obtain or maintain the intellectual property protection necessary for the development and commercialization of drug candidates based on its technologies.
  Curis may not be able to obtain the substantial additional funding required to conduct research and development of its drug candidates.
  Curis may experience unplanned cash requirements, and may not receive additional anticipated payments under its collaborations, any of which could shorten the estimated period in which Curis will have cash to fund its operations and which could also adversely affect Curis' estimated operating expenses for 2010 and beyond.
  Curis faces risks relating to its ability to enter into and maintain planned collaborations for development candidates under its targeted cancer programs, its ability to maintain its current collaborations with Genentech/Roche and Debiopharm, and the risk that any such collaborators will not perform adequately or may terminate such collaborations on short notice and/or for circumstances outside of our control.
  Curis also faces other risk factors identified in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing Curis' views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

CURIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$3,242,310	$765,313	$15,899,278	$6,865,703

Operating expenses:
Research and development	3,008,594	2,295,997	7,721,140	7,493,123
General and administrative	1,998,701	2,566,475	8,205,523	6,691,403
Total operating expenses	5,007,295	4,862,472	15,926,663	14,184,526

Net loss from operations	(1,764,985)	(4,097,159)	(27,385)	(7,318,823)

Other income	250,186	36,863	1,198,864	202,200
Net (loss) income	$(1,514,799)	$(4,060,296)	$1,171,479	$(7,116,623)

Basic net (loss) income per common share	$(0.02)	$(0.06)	$0.02	$(0.11)
Diluted net (loss) income per common share	$(0.02)	$(0.06)	$0.02	$(0.11)
Basic weighted average common shares outstanding	75,623,465	66,270,778	74,720,168	64,516,816
Diluted weighted average common shares outstanding	75,623,465	66,270,778	77,400,608	64,516,816

CURIS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2010	December 31, 2009
ASSETS

Cash, cash equivalents and marketable securities	$43,697,515	$25,034,897
Short-term investments – restricted	219,458	216,002
Accounts receivable	194,996	515,758
Property and equipment, net	289,351	715,429
Long-term investments – restricted	277,546	-
Goodwill	8,982,000	8,982,000
Other assets	553,521	635,163
Total assets	$54,214,387	$36,099,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	2,494,723	$2,571,158
Deferred revenue	—	475,833
Total current liabilities	2,494,723	3,046,991
Warrant liability	1,082,420	—
Total liabilities	3,577,143	3,046,991

Total stockholders' equity	50,637,244	33,052,258

Total liabilities and stockholders' equity	$54,214,387	$36,099,249

CONTACT:
Curis, Inc.
Michael P. Gray, 617-503-6632
Chief Operating and Chief Financial Officer
mgray@curis.com